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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX UPDATES FULL YEAR 2005 PERFORMANCE AND 2006 OUTLOOK

•	Record revenue in 2005 of $6.4 billion
•	Full-year 2005 earnings expected to increase approximately 64% versus 2004, excluding special items
•	Net debt at December 31, 2005 decreased $209 million to $571 million
•	Backlog increased 62% compared with 2004, to $1,643 million
•	Conference call to be held to discuss this release on Friday, March 10 at 8:30 a.m.

WESTPORT, CT, March 9, 2006 -- Terex Corporation (NYSE: TEX) today announced updated full year 2005 earnings per share guidance in a range of $3.90 to $4.00, excluding special items. This assumes an effective tax rate of 35%, which will likely change upon finalization of the Company’s 2005 financial results, which should be completed within several weeks. Additionally, Terex expects to report 2005 revenue of approximately $6.4 billion, an increase of roughly 28% from revenue of $5.0 billion for 2004. Net debt (defined as total debt less cash) decreased by $209 million during the year, with $192 million of this reduction occurring in the fourth quarter. Terex will provide detailed full-year 2005 financial results when these results are completed and audited, the timing of which is discussed in more detail below.

“In general, 2005 was a very good year for Terex, reflecting continued strengthening end markets in many of our product categories and the early stages of a recovery in others,” commented Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. “In 2003, we set out to achieve $6 billion in revenue by 2006. We have already surpassed that objective in 2005. We continue to benefit from an operating environment that is poised to produce another year of significant growth, as evidenced by our backlog of approximately $1.6 billion at the end of 2005, up 62% from our backlog at the end of 2004. We have maintained our focus on improving the balance sheet, and thus have reduced our net debt by $209 million in 2005 and anticipate a net debt to total capitalization ratio of approximately 33% at December 31, 2005, a significant accomplishment for Terex.”

Mr. DeFeo added, “Our strong business performance in the fourth quarter of 2005, particularly in the Terex Aerial Work Platforms segment, which outperformed our operating profit expectations by approximately $15 million in the quarter, unfortunately was more than offset by certain charges we incurred during the quarter. The Terex Construction segment incurred charges in the quarter related to physical inventory results at four locations of approximately $4 million, additional inventory valuation charges of approximately $6 million, and an increased bad debt provision largely related to customers of the compact construction business of approximately $4 million. The Terex Cranes segment had a field retrofit program, which caused the Company to accrue approximately $4 million in the quarter. The Terex Roadbuilding, Utility Products and Other segment was impacted by expenses at the American Truck Company (“ATC”) and Tatra and the write-down of certain assets at Tatra related to the inability of ATC to complete the tender for a U.S. Marine Corps truck procurement, and the fact that the Israeli Ministry of Defense did not exercise its option to purchase additional trucks from ATC. Lastly, the Company incurred charges of approximately $9 million resulting from increased accruals for equity based compensation and other plans, as well as audit and other professional fees largely related to the Company’s ongoing effort to improve its financial reporting process.”

Segment revenue and backlog highlights for 2005 are included below. Please note that the segment reporting for 2005 does not reflect the recently announced realignment that was put into effect in January 2006, and is consistent with the presentation of financial information provided during the 2005 fiscal year.

Terex Construction: 2005 revenue increased approximately 23% as compared with 2004, reflecting generally strong year-over-year performance across many business units, especially the scrap handling, mobile crushing and screening and European telehandler product categories. Fourth quarter revenue was essentially flat when compared with the prior year, as Terex prepared to introduce several new products in this segment in January 2006. Terex Construction backlog as of December 31, 2005 was approximately $290 million, up approximately 9% from the prior year-end.

Terex Cranes: 2005 revenue increased approximately 18% as compared with 2004, reflecting a continued strong global tower crane market and modest improvement in the North American and international cranes business. Fourth quarter revenue grew approximately 8% as compared with the fourth quarter of 2004. Terex Cranes backlog as of December 31, 2005 was approximately $452 million, up 80% versus the prior year-end, highlighted by the strengthening of the North American market.

Terex Aerial Work Platforms: Terex Aerial Work Platforms continued its strong 2005 performance, posting a year-over-year revenue increase of over 56%, continuing to reflect the sharp increase in demand for these products by the rental channel. For the fourth quarter, revenue increased over 60% as compared with the fourth quarter of 2004. Terex Aerial Work Platforms backlog as of December 31, 2005 was approximately $482 million, more than three times the backlog at the prior year-end.

Terex Materials Processing & Mining: Completing a solid year, Terex Materials Processing & Mining experienced a 2005 increase in revenue of over 38% versus the prior year’s results, primarily due to the resurgence in end market activity in surface mining, driven by significantly higher commodity prices. The addition of the Sherman, Texas based drilling equipment business acquired by Terex in December 2004 accounted for 13% of the year-over-year growth. For the fourth quarter, revenue grew approximately 53% versus the fourth quarter of 2004. Terex Materials Processing & Mining had backlog as of December 31, 2005 of approximately $220 million, up 29% compared with the prior year-end.

Terex Roadbuilding, Utility Products and Other: 2005 revenue in the Terex Roadbuilding, Utility Products and Other segment grew approximately 11% as compared with 2004, reflecting a mix of performances. The concrete mixing truck and utilities businesses both showed double digit percentage increases in annual revenue. The roadbuilding business had a more modest year-over-year growth, as did the Tatra truck business. For the fourth quarter of 2005, revenue was basically flat versus the same quarter of 2004, but when ATC is excluded, the segment showed increased revenue of just over 13%. Terex Roadbuilding, Utility Products and Other backlog as of December 31, 2005 was approximately $219 million, up 18% compared with the prior year-end.

Capital Structure

“Net debt at the end of the fourth quarter of 2005 decreased to approximately $571 million, down $209 million from $780 million at the end of 2004,” commented Phil Widman, Terex’s Senior Vice President and Chief Financial Officer. “Our reduction of net debt in the fourth quarter of 2005 was approximately $192 million, leading the Company to anticipate a ratio of net debt to total capitalization of approximately 33% at year end, meaningful progress when compared to the 41% result achieved at the end of 2004.”

“We are pleased with our fourth quarter cash flow performance and our ongoing efforts in managing our balance sheet, especially in light of the continued economic expansion. We continue to improve on working capital efficiency, and focusing on managing growth with minimal additional investment,” said Mr. Widman.

“We had stated an objective in 2003 to deliver a 20% working capital to revenue relationship as a percent of trailing three month annualized sales at the end of 2004, and an 18% ratio at the end of 2005. We have met our goals in these years, with our most recently delivered result of 17.6% at the end of 2005. By comparison, Terex had a 36% ratio invested in working capital at the end of 2002. Our future success on working capital improvements will need to come from managing our revenue growth with continued discipline and realizing benefits from the implementation of lean manufacturing principles.”

2006 Outlook

The following outlook consists of forward-looking information based on Terex’s current expectations. Actual results could differ materially from these projections. For further details on this, see the Safe Harbor Statement below.

“During 2005, Terex experienced a second consecutive year of sharp increase in demand for many of our products,” said Mr. DeFeo. “Additionally, the pricing actions we have taken and the cost environments of our markets began to yield improvements in margin for many of our businesses. We see meaningful growth in revenue in 2006, and our expectation is for the growth to be more broadly based across our segments, as early indications are for a strong start to 2006 for our later cycle businesses, such as Terex Cranes.”

“It is our expectation that Terex’s total revenue for 2006 will be between $6.7 and $7.1 billion, as we continue to focus on margin improvement over increases in volume alone, with earnings per share in the range of $5.50 to $6.00 per share, excluding special items such as the costs associated with the early retirement of debt that we plan for 2006,” continued Mr. DeFeo. “Expectations are for earnings in the first half of 2006 to be slightly less than our earnings in the second half of 2006. Additionally, expectations are for our first quarter results to be approximately one-third of our first half guidance.”

“Our earnings per share guidance reflects the timing of some significant corporate costs,” explained Mr. DeFeo. “This includes increased equity based benefit costs of approximately $24 million resulting from the delay in our ability to make certain grants in 2005 due to our delayed SEC filings, coupled with the increase in the Company’s stock price since we communicated our determination of the proposed equity awards for 2005. Expenses for stock options will be approximately $7.5 million in 2006 (approximately a $0.09 per share impact in 2006). Additionally, the final year accrual for the Company’s Long Term Incentive Plan has resulted in an increase in expense of $6.5 million for 2006 over 2005, and a total expense of $21 million in 2006. We expect that more than half of these expenses, totaling $52 million, will not reoccur in 2007. This, coupled with anticipated future margin improvement initiatives, reinforces our confidence toward achieving the 10% margin goal we have previously targeted.”

“Lastly, we will continue to evaluate our entire portfolio of operations during the year. At this point in time, we believe that the Tatra on/off road heavy duty truck operation, as well as the related American Truck Company joint venture, are not core businesses. As such, we will evaluate our alternatives with respect to these businesses over the next few months.”

Other key financial information for 2006 guidance includes:

Assumptions – The effective tax rate is expected to be 35% for 2006 and the average number of shares that will be outstanding for 2006 is estimated at 52.1 million. Depreciation and amortization for the Company is estimated to be in the range of $65 million. Capital expenditures are estimated to be approximately $60 to $65 million, or slightly less then 1% of revenue, including expenditures related to the Company’s investment in a global enterprise information technology and management system.

Working Capital – Terex has made significant progress towards its stated objective of improving working capital efficiency as measured by a ratio of working capital compared to revenue. Terex already has reduced its working capital as a percentage of revenue to 17.6% at the end of 2005. Terex will concentrate on the implementation of best practices across its locations, and the Company will continue to strive in 2006 for a target of 15% working capital investment as a percentage of revenue, driven mainly by inventory turn improvement.

Corporate Expense – As stated previously, Terex has identified certain expenses that will occur in 2006 at the corporate level. Additionally, in 2006 the Company will expense approximately $8 million related to its global enterprise system implementation. These amounts have been budgeted as unallocated corporate expenses, and the earnings reports throughout 2006 will have a more significant balance of general and administrative costs not reflected in the total segment detail, but which will be included in the Company’s consolidated results.

Status of 2005 Audit and SEC Filings

The Company was not able to complete its audited financial statements for 2004, including a restatement of the Company’s financial statements for 2000-2003, until February 17, 2006. This effort required Terex to devote a significant amount of resources, and, as a result, the Company has not yet been able to complete its interim unaudited financial statements for the 2005 quarterly periods or its audited full year 2005 financial statements. The Company currently estimates that it is approximately four to six weeks behind schedule with regard to completion of its 2005 audited financial statements. While the Company is working hard to shorten the timeframe needed to complete its 2005 audited financial statements and submit its quarterly and annual filings for 2005, Terex will file a Form 12b-25 notification of late filing with the Securities and Exchange Commission indicating that more time is required beyond the March 16th deadline to complete its 2005 Annual Report on Form 10-K.

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex’s ability to timely manufacture and deliver products to customers; Terex’s significant amount of debt and its need to comply with restrictive covenants contained in Terex’s debt agreements; Terex’s ability to file its periodic reports with the SEC on a timely basis; the previously announced SEC investigation of Terex; Terex’s ability to maintain adequate disclosure controls and procedures and adequate internal controls over financial reporting; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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